PETIQ, Inc.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On July 7, 2019, PetIQ, Inc. (the “Company”), through its subsidiary PetIQ, LLC completed the acquisition of all the outstanding stock of Sergeant’s Pet Care Products, Inc. (“Sergeant’s”), dba Perrigo Animal Health, including any assets related to Perrigo Company plc’s animal health business (“Sergeant’s acquisition”).  Sergeant’s is now an indirect wholly-owned subsidiary of the Company.

The following unaudited pro forma condensed combined financial information presents the unaudited pro forma condensed combined balance sheet as of March 31, 2019, and unaudited pro forma condensed combined statements of operations for the year ended December 31, 2018, and the three-months ended March 31, 2019 based on the historical financial statements of the Company and Sergeant’s, after giving effect to the following transactions (the “Transactions”):

•	Conformance of Sergeant’s accounting policies to the Company’s
•	Application of the acquisition method of accounting to the Sergeant’s acquisition
•	Transaction costs directly attributable to the Sergeant’s acquisition;
•

Estimated impact of the July 8, 2019 amendment to the Company’s existing revolving credit agreement that increased the size of the revolving facility to $110 million with an accordion feature allowing for an additional increase up to $125 million and extending the maturity date of the revolving facility to July 8, 2024; and

•

Estimated impact of the July 8, 2019 amended and restated term loan credit agreement (the A&R Term Loan Credit Agreement”) providing for a secured term loan facility of $220 million, maturing on July 8, 2025, which proceeds were used to refinance the existing term loan facility and fund the acquisition.

The unaudited pro forma condensed combined balance sheet gives effect to the Transactions as if they had occurred on March 31, 2019.  The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2018  and the three-months ended March 31, 2019 gives effects to the Transactions as if they had been consummated on January 1, 2018.

The unaudited pro forma condensed combined financial information has been prepared from (a) the audited consolidated financial statements of PetIQ, Inc. contained in its annual report on Form 10-K for the year ended December 31, 2018,  filed on March 12, 2019 and the unaudited consolidated financial statements of PetIQ, Inc. contained in its Quarterly Report on Form 10-Q for the three-months ended March 31, 2019, filed on May 5, 2019 and (b) the audited combined financial statements of Perrigo Company plc’s animal health business for the year ended December 31, 2018, included as exhibit 99.1 in this Form 8-K/A and the unaudited combined financial statements of Perrigo Company plc’s animal health business for the three-months ended March  30, 2019, included as exhibit 99.2 in this Form 8-K/A.  Historical results of Perrigo Company plc’s animal health business have been adjusted to reclassify certain amounts to conform with the Company’s presentation.

The unaudited pro forma condensed combined financial information is prepared in accordance with SEC Article 11 of Regulation S-X, using the assumptions set forth in the notes to the unaudited pro forma condensed combined financial information.  The unaudited pro forma condensed combined financial information has been prepared to reflect adjustments to our historical financial information that are (i)  directly attributable to the Transactions described above, (ii) factually supportable and, (iii) with respect to the Unaudited Pro Forma Condensed Combined Statement of Income (Loss), expected to have a continuing impact on our results.

The unaudited pro forma condensed combined financial information is provided for informational purposes only and is not necessarily indicative of the operating results that would have occurred if the Transactions had been completed as of the dates set forth above, nor is it indicative of the future results of the Company.  The unaudited pro forma condensed financial information does not give effect to the potential impact of any anticipated synergies, operating efficiencies, or cost savings that may result from the Sergeant’s acquisition or any integration costs that do not have a continuing impact.

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting in accordance with ASC 805, Business Combinations, with the Company considered the acquiring company.  Based on the acquisition method of accounting, the consideration paid for the Sergeant’s acquisition is allocated to its assets and liabilities based on their fair value as of the closing date of the acquisition,  July 7, 2019.   The Company has obtained preliminary third-party valuations of inventory, property plant and equipment, intangible assets, and certain other assets and liabilities.  The values of certain assets and liabilities are based on preliminary valuations, as allowed by

U.S. generally accepted accounting principles, and are subject to adjustment as additional information is obtained.  We cannot provide any assurances that such adjustments will not result in a material change to the accompanying unaudited pro forma condensed combined financial information and the combined company’s future results of operation and financial position.

The unaudited pro forma condensed combined financial information should be read in conjunction with the separate historical consolidated financial statements of the Company and combined financial statements of Perrigo Company plc’s animal health business.

Unaudited Pro Forma Condensed Combined Statements of Income (Loss)

For the three months ended:

Amounts in 000’s except for per share amounts

	Historical		Pro Forma
	March 31, 2019	March 30, 2019
		As adjusted,
	PetIQ	Sergeant's	Adjustments		Combined
Product sales	$126,084	$19,569	$—		$145,653
Services revenue	22,352	—	—		22,352
Total net sales	148,436	19,569	—		168,005
Cost of products sold	108,064	10,610	(1,363)	6(b)	117,311
Cost of services	15,642	—	—		15,642
Total cost of sales	123,706	10,610	(1,363)		132,953
Gross profit	24,730	8,959	1,363		35,052
Operating expenses					—
General and administrative expenses	20,538	8,684	(483)	6(b) (c)	28,739
Contingent note revaluations gain	(680)	—	—		(680)
Operating income	4,872	275	1,846		6,993
Interest expense, net	(1,937)	—	(3,096)	6(d)	(5,033)
Foreign currency loss, net	(122)	—	—		(122)
Other income, net	13	—			13
Total other expense, net	(2,046)	—	(3,096)		(5,142)
Pretax net income (loss)	2,826	275	(1,250)		1,851
Income tax (expense) benefit	(500)	—	285	6(e)	(215)
Net income (loss)	$2,326	$275	$(965)		$1,636
Net income (loss) attributable to non-controlling interest	715	—	(220)	6(f)	495
Net income (loss) attributable to PetIQ, Inc. before nonrecurring charges or credits directly attributable to the transaction	1,611	275	(745)		1,141
Net income (loss) per share attributable to PetIQ, Inc. Class A common stock
-Basic	0.07	—	—		0.05
-Diluted	0.07	—	—		0.05
Weighted average shares of Class A common stock outstanding
-Basic	21,800	—	—		21,800
-Diluted	21,978	—	—		21,978

Unaudited Pro Forma Condensed Combined Statements of Income (Loss)

For the year ended December 31, 2018

Amounts in 000’s except for per share amounts

	Historical		Pro Forma
		As adjusted,
	PetIQ	Sergeant's	Adjustments		Combined

Product sales	$450,229	$91,885	$(1,821)	6(a)	$540,293
Services revenue	78,385	—	—		78,385
Total net sales	528,614	91,885	(1,821)		618,678
Cost of products sold	383,501	65,399	(22,607)	6(a)(b)
Cost of services	61,825	—	—		61,825
Total cost of sales	445,326	65,399	(22,607)		488,118
Gross profit	83,288	26,486	20,786		130,560
Operating expenses					—
General and administrative expenses	72,260	35,993	344	6(b)	108,597
Contingent note revaluations loss	3,280	—	—		3,280
Impairment Charges	—	172,451	—		172,451
Operating income (loss)	7,748	(181,958)	20,442		(153,768)
Interest expense, net	(8,022)	—	(12,379)	6(d)	(20,401)
Foreign currency loss, net	45	—	—		45
Other (expense) income, net	(345)	250	—		(95)
Total other expense, net	(8,322)	250	(12,379)		(20,451)
Pretax net (loss) income	(574)	(181,708)	8,063		(174,219)
Income tax benefit	661	13,569	5,113	6(e)	19,343
Net income (loss)	$87	$(168,139)	$13,176		$(154,876)
Net income (loss) attributable to non-controlling interest	869	—	(59,579)	6(f)	(58,710)
Net (loss) income attributable to PetIQ, Inc.	(782)	(168,139)	72,756		(96,165)
Net income (loss) per share attributable to PetIQ, Inc. Class A common stock
-Basic	(0.05)	—	—		(5.59)
-Diluted	(0.05)	—			(5.59)
Weighted Average shares of Class A common stock outstanding
-Basic	17,216	—	—		17,216
-Diluted	17,216	—	—		17,216

Unaudited Pro Forma Condensed Combined Balance Sheets

Amounts in 000’s except for per share amounts

	Historical		Pro Forma
	As of March 31, 2019	As of March 30, 2019
		As adjusted,
	PetIQ	Sergeant's	Adjustments		Combined
Assets
Cash	$54,367	$116	$(25,027)	5(a)	$29,456
Accounts receivable, net	65,466	14,731	—		80,197
Inventories	112,539	16,511	4,205	5(b)	133,255
Prepaid expenses and other current assets	4,313	2,421	(338)	5(c)	6,396
Total current assets	236,685	33,779	(21,160)		249,304
Property and equipment, net	26,811	10,684	5,951	5(d)	43,446
Operating lease right of use assets	9,860	11,161	(341)	5(e)	20,680
Deferred tax assets	46,585	—	—		46,585
Other non current assets	2,667	12	650	5(a)	3,329
Intangible assets, net	87,366	36,922	(4,232)	5(f)	120,056
Goodwill	125,279	29,633	83,062	5(g)	237,974
Total non-current assets	298,568	88,412	85,090		472,070
Total assets	$535,253	$122,191	$63,930		$721,374
Liabilities and Equity
Accounts payable	$71,023	$8,088	$—		$79,111
Accrued wages payable	4,158	747	—		4,905
Accrued interest payable	607	—	—		607
Other accrued expenses	919	4,879	—		5,798
Current portion of operating leases	2,862	1,481	394	5(e)	4,737
Current portion of long-term debt and capital leases	2,446	—	1,450	5(h)	3,896
Total current liabilities	82,015	15,195	1,844		99,054
Operating Lease , less current installments	7,170	9,694	(750)	5(e)	16,114
Long-term debt, less current installments	115,274	—	164,483	5(h)	279,757
Capital leases, less current installments	1,944	—	—		1,944
Other non-current liabilities	268	449	—		717
Total non-current liabilities	124,656	10,143	163,733		298,532
Total liabilities	206,671	25,338	165,577		397,586
Commitments and contingencies
Equity					—
Additional paid-in capital	271,916	—	—		271,916
Net parent investment	—	96,853	(96,853)	5(i)	—
Class A common stock; par value $0.001 per share, 125,000 shares authorized, 22,157 shares issued and outstanding at March 31, 2019	22	—	—		22
Class B common stock, par value $0.001 per share, 100,000 shares authorized, 6,028 shares issued and outstanding at March 31, 2019	6	—	—		6
Accumulated deficit	(2,839)	—	(4,794)	5(a)(j)	(7,633)
Accumulated other comprehensive loss	(941)	—	—		(941)
Total Equity	268,164	96,853	(101,647)		263,370
Non controlling interest	60,418	—	—		60,418
Total Equity	328,582	96,853	(101,647)		323,788
Total liabilities and equity	$535,253	$122,191	$63,930		$721,374

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Dollars in 000’s unless noted otherwise

1. Basis of Presentation

The unaudited pro forma condensed combined financial information and related notes are prepared in accordance with SEC Article 11 of Regulations S-X and present the historical financial information of the Company and Perrigo Company plc’s animal health business adjusted to give pro forma effect to events that are (i) directly attributable to the Transactions, (ii) factually supportable and (iii) with respect to the unaudited pro forma condensed combined statement of operations, expected to have a continuing impact on the combined results.

The Sergeant’s acquisition will be accounted for under the acquisition method of accounting in accordance with ASC 805, Business Combinations.  Under the acquisition method of accounting, the purchase price will be allocated to the Sergeant’s assets acquired and liabilities assumed based upon their estimated fair values, using fair value concepts defined in ASC 820, Fair Value Measurements,  at the date of completion of the acquisition.  Any excess purchase price consideration over the preliminary estimate of the fair value of the identified assets acquired and liabilities assumed will be recorded to goodwill.  Significant judgment is required in determining the preliminary fair values of identified intangible assets, inventory, property, plant and equipment, and certain other assets and liabilities.  These preliminary valuations of assets acquired and liabilities assumed are determined using market, income, and cost approaches from the perspective of a market participant, which requires estimates and assumptions, including, but not limited to, estimating cash flows in addition to developing the appropriate market discount rates and obtaining market pricing for comparable assets.  The final valuation may materially change the allocation of the purchase price, which could materially affect fair values assigned to the assets acquired and liabilities assumed and could result in a material change to the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined balance sheet gives effect to the Transactions, as if they had occurred on March 31, 2019.  The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2018 and for the three-months ended March 31, 2019, gives effect to the Transactions as if they had occurred on January 1, 2018.

The unaudited pro forma condensed combined financial statements are based on a preliminary purchase price allocation, provided for illustrative purposes only, and do not purport to represent what the Companies results of operations would have been had the Acquisition occurred on the dates indicated. They also may not be useful in predicting the future financial condition and results of operations of the Companies. The actual results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. In addition, the unaudited pro forma combined statement of operations do not reflect any future planned cost savings initiatives following the completion of the business combination.

The unaudited pro forma condensed combined financial information is prepared in accordance with SEC Regulation S-X Article 11, using the assumptions set forth in the notes to the unaudited pro forma condensed combined financial information.

2. Description of the Acquisition and Acquisition Related Financing

On May 8, 2019, the Company, through one of its subsidiaries, entered into a Purchase and Sale Agreement, as amended, with L. Perrigo Company and Perrigo Company plc to purchase all the outstanding capital stock of Sergeant’s Pet Care Products, Inc., including any assets related to Perrigo’s animal health business (the “Business”).  On July 7, 2019, the Company completed the acquisition of the Business.  Sergeant’s is now an indirect wholly-owned subsidiary of the Company.

In connection with the closing of the acquisition of the Business, the Company and its domestic subsidiaries entered into an amended and restated term loan credit agreement on July 8, 2019 (the “A&R Term Loan Credit Agreement”) with a secured term loan facility of $220 million maturing on July 8, 2025, the proceeds of which were used to finance the existing term loan facility and consummate the acquisition of the Business.

Additionally, the Company and its domestic subsidiaries amended their existing revolving credit agreement on July 8, 2019 (the “Credit Agreement Amendment”) to increase the size of the revolving facility to $110 million with an accordion feature allowing for an additional $125 million and extended maturity date of the revolving facility to July 8, 2024.  In addition, the Credit Agreement Amendment reduces the interest rate on Eurodollar rate loans and modified certain financial covenants, including eliminating the maximum first lien and coverage ratio.  Collectively, the A&R Term Loan Credit Agreement and Credit Agreement Amendment are the acquisition related financings (“Acquisition Related Financing”).

3. Accounting Policies and Reclassifications

The accounting policies used in the preparation of the unaudited pro forma condensed combined financial information are those set forth in the Company’s audited financial statements. Based on the preliminary review of accounting policies of Sergeant’s Business, the Company determined no significant adjustments are necessary to conform Sergeant’s historical financial statements to the accounting policies used by the Company in the preparation of the unaudited pro forma condensed combined financial information.  Upon completion of the review of the accounting policies, the Company may identify differences among the accounting policies of the companies that, when conformed, could have a material impact on the unaudited pro forma condensed combined financial information.

Certain reclassifications and classifications adjustments have been made to the unaudited pro forma condensed combined financial information to conform Sergeant’s historical financial statements to the Company’s financial statement presentation.  Unless otherwise indicated, defined line items included in the footnotes have the meanings given to them in the historical financial statements of the Company.

Reclassifications of the unaudited pro forma condensed combined balance sheet as of 3/30/2019.

	Historical Sergeant's	Reclassification Amount		Historical As Adjusted
Accrued customer payables	$3,602	$(3,602)	(b)	$—
Accrued liabilities	2,758	2,121	(a)(b)	4,879
Current portion of operating leases	—	1,481	(a)	1,481

a) Represents the reclassification of $1,481 of current operating lease liabilities from "Accrued Liabilities" to "Current portion of operating leases"

b) Represents the reclassification of $3,602 of accrued customer payables from "Accrued customer payables" to "Accrued Liabilities"

Reclassification of the unaudited pro forma condensed combined statement of income (loss) for:

Year ended December 31, 2018

	Historical Sergeant's	Reclassification Amount		Historical As Adjusted
Selling and Administrative Expenses	$—	$35,993	aa	$35,993
Selling	16,379	(16,379)	aa	—
Administration	12,558	(12,558)	aa	—
Distribution	4,178	(4,178)	aa	—
Research and development	2,878	(2,878)	aa	—

Quarter ended March 30, 2019

	Historical Sergeant's	Reclassification Amount		Historical As Adjusted
Selling and Administrative Expenses	$—	$8,684	aa	$8,684
Selling	4,018	(4,018)	aa	—
Administration	3,332	(3,332)	aa	—
Distribution	852	(852)	aa	—
Research and development	482	(482)	aa	—

aa) Represents the reclassification Sergeant's historical selling, administration, distribution and research and development costs separately presented to "Selling and Administrative Expenses"

The unaudited pro forma condensed combined financial information may not reflect all reclassifications necessary to conform the Sergeant’s financial statement presentation to that of the Company.  Any additional reclassifications and classifications adjustments are not expected to have an effect on reported total assets, total liabilities, equity, or net income (loss).

4. Preliminary Purchase Price Allocation and Pro Forma Adjustments

The preliminary estimated purchase consideration and the preliminary allocation of the purchase price to the acquired identifiable assets and assumed liabilities are as follows:

Tangible assets acquired:
Inventories	$20,716
Property, plant and equipment	16,635
Other current assets	16,930
Other assets	10,831
Total tangible assets acquired	65,112
Intangible assets acquired	32,690
Liabilities assumed	24,982
Total preliminary assets acquired in excess of liabilities assumed	72,820
Goodwill	112,695
Estimated cash purchase consideration (1)	$185,515
(1)

The consideration paid is subject to a working capital adjustment by which the consideration will be adjusted upward or downward depending on whether the final working capital amount exceeds or is less than a target amount. The working capital adjustment has not yet been finalized and the purchase consideration included in these pro forma financial statements does not reflect any adjustment for the working capital adjustment.

5. Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet

(a)

Represents the net cash proceeds of $220 million from the Company’s amended and restated term loan facility and $25 million of additional borrowing under the Company’s amended revolving credit arrangement offset by the cash purchase consideration paid to complete the Sergeant’s acquisition and transaction costs incurred to complete to the complete the Acquisition Related Financing.

Sources
Proceeds from Amended and Restated Term Loan Facility	$220,000
Proceeds from Revolver	25,000
Total Proceeds from Financing	245,000
Uses
Estimated purchase consideration	185,515
Old Term Loan Payoff	74,438
Debt Issuance Costs(1)	5,512
Transaction Costs	4,562
Total uses	270,027
Net effect on cash	$(25,027)

(1)	The Debt Issuance costs paid at closing are included on the combined balance sheet as follows:

Long-term debt, less current installments	$4,630
Other non current assets	650
Accumulated deficit	232
Total debt issuance costs paid	$5,512

(b)

Represents the adjustment necessary to state inventories acquired as of the pro forma acquisition date to their estimated fair value.  The valuation approaches used in the preliminary valuation exercise for inventory were the replacement cost approach and the comparative sales method approach.

Fair value of acquired inventory	$20,716
Elimination of Sergeant's historical inventory, net	(16,511)
Pro forma adjustment to inventory	$4,205

(c)	Represents the adjustment necessary to eliminate prepaid expenses that will not benefit the acquirer PetIQ.

(d)

Reflects the adjustment to property plant and equipment related to the preliminary fair values for the acquired real and personal property.  The valuation approaches used were the sales comparison approach and cost approach.

Fair value of acquired property, plant and equipment	$16,635
Elimination of Sergeant's historical net book value of property, plant and equipment	(10,684)
Pro forma adjustment to property, plant and equipment	$5,951

(e)

Represents the adjustment to record the preliminary fair value of the operating lease liabilities and corresponding right-of-use assets and the removal of Sergeant’s historical operating lease liabilities and right-of-use assets in accordance with ASC 842.

Fair value of acquired right of use assets	$10,820
Elimination of Sergeant's historical operating lease right of use assets	(11,161)
Pro forma adjustment to operating lease right of use assets	$(341)

Fair value of acquired current portion of operating lease liabilities	$1,875
Elimination of Sergeant's historical current portion of operating lease liability	(1,481)
Pro forma adjustment to current portion of operating lease liability	$394

Fair value of acquired operating lease liabilities, less current installments	$8,944
Elimination of Sergeant's historical operating lease liability, less current installments	(9,694)
Pro forma adjustment to operating lease liabilities, less current installments	$(750)

(f)

Represents adjustment to reflect the preliminary fair value of Sergeant’s identifiable intangible and the removal of Sergeant’s historical net book value of intangible assets.  The related impact of these newly acquired intangibles on amortization expense have been reflected in the unaudited pro forma condensed statement of operations.  The net adjustments are calculated as follows:

Fair value of acquired intangibles	$32,690
Elimination of Sergeant's historical net book value of intangibles	(36,922)
Pro forma adjustment to intangibles	$(4,232)

The general categories of the acquired identified intangibles assets are expected to be the following:

		Useful Lives
Tradenames	$22,020	5 - Indefinite
Customer Relationships	7,070	20
Developed technology and Know-How	2,960	8
In-Process Research & Development	640	Indefinite
Intangible assets	$32,690

The preliminary fair values of the intangible assets were determined based on a combination of market, income and cost approaches.  Upon finalization of the fair values of the intangibles, the amount that will be allocated to the identifiable intangible assets, and the related amortization, may differ materially from this preliminary allocation.

(g)	The adjustment to goodwill is comprised of the elimination of Sergeant’s historical goodwill and the preliminary purchase consideration in excess of the fair value of the net assets acquired.

Preliminary purchase consideration in excess of fair value of net assets acquired	$112,695
Elimination of Sergeant's historical goodwill	(29,633)
Pro forma adjustment to goodwill	$83,062

(h)

Represents the adjustment to record the proceeds, net of deferred financing costs, and record the corresponding debt related to the Acquisition Related Financing, described in Note 2, which proceeds were primarily used to fund the Sergeant’s acquisition and Term Loan refinancing.

Proceeds from financing	$245,000
Repayments of debt assumed	(74,437)
Debt issuance costs related to Acquisition Related Financing	(4,630)
Pro forma adjustment for net adjustment to debt	$165,933

Current portion of debt	$1,450
Long-term debt	164,483
Total pro forma debt	$165,933

(i)	Pro forma adjustment to record the elimination of Sergeant’s historical net parent investment.

(j)	To record the acquisition costs incurred by PetIQ to complete the transaction as well as the portion of debt issuance costs expensed in 5(a).

6. Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Operations

(a)	Reflects the elimination of Product sales and Cost of products Sold from Sergeant’s to PetIQ as part of the transition of a distribution agreement.

(b)

Represents adjustment to eliminate Sergeant’s historical depreciation and amortization and record depreciation and amortization based on the fair value of the acquired property, plant and equipment and identifiable intangible assets.  Depreciation of property plant and equipment is based on the estimated remaining useful lives of the assets and is calculated on a straight-line basis. The amortization of intangible assets is based on the periods over which the economic benefits of the intangible assets are expected to be realized.

Cost of Products Sold

	3 months ended	Year ended
	March 30, 2019	December 31, 2018
Depreciation and Amortization
Depreciation and amortization expense of new fair value of assets	$93	$370
Elimination of Sergeant's historical depreciation and amortization	(1,456)	(21,156)
Pro forma adjustment to Costs of Products Sold	$(1,363)	$(20,786)

The fair value adjustment to the inventories was excluded from the pro forma condensed combined statements of operations as it was determined not to have a continuing effect.

     General and Administrative Expenses

	3 months ended	Year ended
	March 30, 2019	December 31, 2018
Depreciation and Amortization
Depreciation and amortization expense of new fair value of assets	$640	$2,612
Elimination of Sergeant's historical depreciation and amortization	(547)	(2,268)
Pro forma adjustment to General and Administrative Expenses	$93	$344

(c)	Reflects the elimination of transaction costs recorded in the historical financial statements of PetIQ of $576 for the three months ended March 31, 2019.

(d)

Represents interest expense for additional borrowings of $220 million from the Company’s amended and restated term loan facility as well as the interest expense on the additional $25 million borrowed on the Company’s Revolver.  The Company obtained a variable interest rate of 2.1%, plus a margin of 4.5% on the amended and restated term loan and 5.3% on the Revolver using the base rate.  The effect of a 1/8 percent variance in the interest rates would change interest expense, net by approximately $213 and $53 for the year ended December 31, 2018 and the three months ended March 31, 2019, respectively.

(e)

Represents the pro forma adjustment for the income tax effect of the historical income of Perrigo’s animal health business as a result of its acquisition by PetIQ, as well as the income tax effect of the pro forma adjustments. With respect to the Unaudited Pro Forma Statement of Income (Loss), a blended federal and state statutory tax rate of 25% for the three months ended March 31, 2019 and the year ended December 31, 2018 has been assumed for the pro forma adjustments. The combined company is anticipated to not have a valuation allowance against the deferred tax asset and the recurring valuation allowance expense in the combined financial statements of Perrigo’s animal health business for June 30, 2019 and December 31, 2018, of $51 thousand and $16.9 million, respectively, has been removed from tax expense. We have not removed the tax impact of one-time items, including the 2018 impairment charge.

Although not reflected in this unaudited pro forma condensed combined financial information, the effective tax rate of the combined company could be different than the Company’s historical effective tax rate (either higher or lower) depending on various factors, including post-acquisition activities.

(f)

The non-controlling interest income is calculated by first allocating an amount associated with the pro forma tax distributions to non-controlling interest holders, then allocating the remaining income attributable to PetIQ Holdings, LLC based on the pro forma ownership interest held by the non-controlling interest holders. In a loss situation the non-controlling interest holders will not receive income tax distributions based on provisions in the operating agreement.